Exhibit 3.2(a)
AMENDMENT
TO THE FIRSTENERGY CORP.
AMENDED AND RESTATED CODE OF REGULATIONS

Effective May 19, 2020

Regulation 36 shall be amended as follows:

36. Amendments. Except as otherwise provided by law or by the Articles of Incorporation or this Code of Regulations, these Regulations or any of them may be amended (i) in any respect or repealed at any time at any meeting of shareholders or otherwise by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation voting together as a single class, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting or (ii) to the extent permitted by Chapter 1701 of the Ohio Revised Code, by the Board of Directors. Notwithstanding the foregoing provisions of this Regulation 36, no amendment to Regulations 31, 32, or 33 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.